Exhibit 99.2

FOR IMMEDIATE RELEASE

February 2, 2007

CONTACT:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Announces Completed Acquisition Of Pocahontas Bancorp, Inc.

Lafayette, Louisiana – IBERIABANK Corporation (NASDAQ: IBKC), announced completion of the acquisition of Pocahontas Bancorp, Inc., the holding company for First Community Bank , based in Jonesboro, Arkansas.

On February 1, 2007, the shareholders of Pocahontas approved the acquisition by IBERIABANK Corporation. Of the votes cast, 97% voted in favor of the acquisition. The transaction was completed after the close of business on February 1, 2007. For a period of time, First Community Bank will retain its current name and operate as a wholly-owned separate subsidiary of IBERIABANK Corporation. During the next three months, First Community Bank and Pulaski Bank and Trust will merge and become a single wholly-owned subsidiary of IBERIABANK Corporation. At that time, the subsidiary will operate under the name Pulaski Bank and Trust.

The Company anticipates completion of operating systems and branch conversions over the next three months.

“We are excited to finalize such an important transaction,” said Dwayne Powell, President and Chief Executive Officer of Pocahontas. “We are pleased to be a part of such an outstanding organization that has proven to be a relationship-focused company – committed to local decision-making and local leadership. IBERIABANK has done an outstanding job embracing our team and our community. We look forward to continuing to grow our franchise as one company.”

Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation stated, “We are delighted to welcome the shareholders, associates and clients of Pocahontas and First Community Bank to our organization. Together, we are building a tremendous banking franchise based on the principles of local decision-making, balanced growth, exceptional asset quality, sound diversification, high performance, and shareholder returns.”

On February 1, 2007, the Company announced the completion of the acquisition of Pulaski Investment Corporation, based in Little Rock, Arkansas. On a combined basis including IBERIABANK Corporation, Pulaski Investment Corporation, and Pocahontas Bancorp, Inc., the entity had:

•	$4.4 billion in assets (an increase of 38% compared to IBERIABANK Corporation on a standalone basis),

•	85 banking offices (an increase of 66%) in Louisiana, Arkansas, Tennessee and Oklahoma,

•	Two bank loan production offices in Fayetteville, AR and Southaven, MS (a suburb of Memphis),

•	27 mortgage offices (an increase of 350%) with an annualized mortgage production level of approximately $1 billion (an increase of 294%) serving clients in eight states,

•	21 title insurance agency offices, the largest independent title insurance agency in Arkansas (a new business line),

•	$127 million in trust assets under management (a new business line),

•	$48 million in credit card receivables outstanding (an increase of 83%) with clients in all 50 states, and

•	Over 1,400 outstanding associates (an increase of 90%).

•	Market capitalization of approximately $743 million based on total shares outstanding of approximately 12.7 million and a February 1, 2007 closing price of $58.47.

David Doherty, President of the Northeast Arkansas franchise for IBERIABANK Corporation, added, “Each of the markets we serve operates very differently and our strategic approach to each market varies as well. This combination provides significant diversification, unique growth opportunities, and favorable shareholder returns. With this merger, our clients in Northeast Arkansas will benefit from additional products, services, and expertise. Banking convenience is outstanding, as our clients have one of the most comprehensive bank distribution systems in Northeast Arkansas.”

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, sufficiency of our allowance for loan losses, changes in interest rates, reliance on the services of executive management, competition for loans, deposits and investment dollars; changes in government regulations and legislation, geographic concentration of our markets, rapid changes in the financial services industry, and hurricanes and other adverse weather events. Other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of February 1, 2007. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.